CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made and entered into as of March 25, 1987 by and between Punta Gorda Isles, Inc., a Florida corporation ("PGI"), and Love Real Estate Company, a Missouri corporation ("Love").

Recitals: PGI believes the services of key personnel of Love would be beneficial to PGI and desired by PGI. Love is willing to make personnel of Love available for purposes to be specified by PGI which may specifically include, but are not limited to, strategic planning, marketing and financing.

Accordingly, for and in consideration of the foregoing and the mutual covenants herein set forth, the parties agree as follows:

1. Engagement. Love hereby agrees to make key personnel of Love available to PGI for purposes specified by PGI.

2. Consulting. In consideration of the consulting services to be provided by Love pursuant to this Agreement, PGI shall, while this Agreement is in effect, pay a consulting fee on a quarterly basis equal to the product of the book value of the assets of PGI at the end of the preceding quarter, determined in accordance with generally accepted accounting principles, times one-tenth of one percent (0.10%), plus reimbursement of reasonable out-of-pocket travel expenses incurred by Love, provided such travel has been previously approved by PGI, which approval shall not be unreasonably withheld. This consulting fee shall be payable quarterly, in arrears, within fifteen days after the end of each calendar quarter.

3. Term. The term of this Agreement shall commence upon the execution hereof and shall continue in effect until terminated upon 90 days prior written notice by a majority vote of the directors of PGI who have no financial interest in Love.

Upon termination of this Agreement, PGI shall promptly pay Love all amounts due under the terms hereof; provided, however, if the termination shall occur on a day other than the last day of any calendar quarter, PGI shall pay Love the pro rata portion of the final calendar quarter payment that represents the portion of the calendar quarter prior to the effective date of the termination of this Agreement.

4. Insurance. Throughout the term of the Agreement, PGI shall name Love as additional insured on all property, liability and other casualty policies maintained by PGI. Such policies of insurance shall state that this insurance is primary insurance as regards any other insurance carried by Love; provided, however, that in the event the incremental cost to PGI of maintaining such insurance (by reason of such statement as to primary insurance) exceeds $2500 per year, then Love shall have the option in its sole discretion, of either (a) requiring PGI to maintain such insurance, with the excess cost over $2500 per year to be borne by Love, or (b) requiring PGI to maintain such insurance at PGI's cost with Love being named as additional insured, but without a statement as to primary insurance with respect to Love. PGI's comprehensive general liability policy will include broad form blanket contractual coverage in support of the indemnity section of this Agreement as well as any cross-liability endorsement. All policies will be amended to waive subrogation in favor of Love and its officers, directors and employees. PGI will amend its workers' compensation policy to waive all rights in favor of Love. A certificate of insurance verifying these coverages, including the waivers of subrogation and additional insurance status, will be provided Love with a 30-day notice of cancellation, material change or non-renewal requirement. Any failure of PGI to fulfill its obligations under this paragraph shall not constitute a default hereunder provided PGI shall diligently and continuously use its best efforts in respect thereof.

PGI assumes all risks in connection with the adequacy of any insurance or self-insurance program covering PGI's activities and the activities of Love pursuant to this Agreement. Subject to Section 5 hereof, PGI waives any and all claims against Love and its officers, directors and employees for any liability, cost or expense arising of any partially or fully uninsuranced claim.

In the course of PGI's business, it will require general contractors, subcontractors, providers and suppliers of services to amend their policies to provide additional insurance status and waivers to the benefit of PGI. In those instances, PGI will exercise its best efforts to see that Love is also added.

5. Indemnification. PGI shall indemnify and save Love harmless and any affiliate, agent, officer, director or employee thereof, from any loss or damage incurred by them including legal fees and expenses and amounts paid in settlement by reason of any action performed by Love, or any agent, officer, director or employee thereof on behalf of PGI or in furtherance of its interest; provided, however, that the

foregoing shall not relieve Love from liability nor shall they be indemnified for, their fraud, bad faith or gross negligence in the performance of their obligations under this Agreement; provided further, that any amounts paid in settlement shall have been made pursuant to a settlement approved by PGI, which approval shall not be unreasonably withheld.

6. Independent Contractor. It is understood and agreed that Love is acting as an independent contractor in its capacity hereunder. Nothing contained in the Agreement or in the relationship of PGI and Love shall be deemed to constitute a partnership, joint venture or agency relationship between or among PGI and Love.

7. Deferral of Payment. The parties hereto acknowledge that the current payment of compensation for the consulting fee may be required to be deferred pursuant to lending commitments of PGI. Such deferral shall not be deemed a waiver of Love of its right to receive consulting fees pursuant to this Agreement.

8. Notices. Any notice required or permitted to be given hereunder by one party to another shall be given in writing and the same shall be given and shall be deemed to have been served and given, if delivered, in person to the address set forth herein below for the party to whom the notice is given, delivered in person or placed in the United States mail, return receipt requested, addressed to such party at the address hereinafter specified. The address for PGI for all purposes under this Agreement and for all notices hereunder shall be:

Punta Gorda Isles, Inc.
1625 West Marion Avenue
Punta Gorda, Florida 33950
Attn: President

with copy to:
Peper, Martin, et al
720 Olive Street
24th Floor
St. Louis, MO 63101
Attn: Robert L. Proost, Esq.

The address of Love for all purposes of this Agreement and for all notices hereunder shall be:

Love Real Estate Company
Executive Office Building
515 Olive Street, Suite 1400
St. Louis, MO 63101
Attn: David L. Kirkland

with copy to:
Andrew S. Love, Jr., Esq.
Bryan, Cave, McPheeters & McRoberts
500 North Broadway
St. Louis, MO 63102

From time to time, either party may designate another address by giving the other parties not less than 10 days advance written notice of such change in accordance with the provisions hereof.

9. Miscellaneous Provisions.

(a) Assignment. Love shall be entitled to assign as collateral its rights to receive compensation hereunder, but may not assign this Agreement and its other rights, duties and obligations hereunder to any person, other than an affiliate of Love, without the consent of the PGI. This Agreement may not otherwise be assigned by any party hereto without the consent of the other party.

(b) Successors Bound. Subject to the provisions of paragraph 6(a) above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c) Headings. The paragraph headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

(d) Entire Agreement. This Agreement represents the entire agreement among the parties relating to the subject matter hereof.

(e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(f) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have set their hands effective as of the date first written above.

PUNTA GORDA ISLES, INC.

By: [signature]
Name: Alfred M. Johns
Title: Chairman of the Board and President

1392M

LOVE REAL ESTATE COMPANY

By: David L Kirkland

Name: DAVID L KIRKLAND

Title: VICE PRESIDENT

1392M